                                  [TERA LOGO]

                                                                  April 21, 1999

Dear Tera Shareholder:

On April 5, 1999, we mailed to you our Notice of the 1999 Annual Meeting of Shareholders to be held on May 5, 1999 on the 7th floor of our new offices, located at Merrill Place, 411 First Avenue South, Seattle, Washington 98104-2860. You also received our related Proxy Statement, proxy card and our 1998 Annual Report to Shareholders, which included our Annual Report on Form 10-K for 1998.

This letter provides you with further information about two matters coming before the shareholders at the Annual Meeting.

1999 Stock Option Plan. One of the matters we asked you to vote upon was approval of a new 1999 Stock Option Plan. The description of the 1999 Stock Option Plan begins on page 18 of the Proxy Statement. Although we had intended to attach the full text of the 1999 Stock Option Plan as Exhibit A to the Proxy Statement, the text was inadvertently omitted when the Proxy Statement was printed and mailed to you.

We have enclosed the full text of the 1999 Stock Option Plan with this letter. While we believe that we have described all the significant elements of the 1999 Stock Option Plan on pages 18-22 of the Proxy Statement, it is appropriate that you and the other Tera shareholders have the opportunity to review the entire 1999 Stock Option Plan when considering whether to vote for it.

WE RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" APPROVING THE 1999 STOCK OPTION PLAN.

Amendment to our Restated Articles of Incorporation. We also asked you to approve an amendment to our Restated Articles of Incorporation to increase the authorized number of shares of common stock that we may issue from 25 million to 50 million. We noted that as of April 5, 1999, we had approximately 15.9 million shares of common stock outstanding and had reserved nearly all of the remaining
9.1 million shares for issuance under existing convertible securities, warrants and employee benefit plans. Having practically no shares available for issuance severely limits our financing and capital raising flexibility and ability to attract employees.

We have no present agreements, commitments or understandings for the issuance or use of the proposed additional shares, other than the 1999 Stock Option Plan and the amendment to the 1995 Stock Option Plan described in the

Proxy Statement. We foresee, however, two situations that could require us to use a portion of these additional shares.

First, we continue to evaluate financing alternatives, and expect to raise additional working capital during 1999 to enhance our financial position and to assure prospective customers, vendors, investors and others of our financial stability. While we have no present commitments for any specific financing, we would be required to issue a portion of the additional authorized shares in any new financings that we complete during 1999.

Second, while we believe that our authorized capital of 25 million shares of common stock covers our present commitments under existing convertible securities, warrants and employee benefit plans, we may be required to issue a significant number of additional shares of common stock if the market price of our common stock were to decline. In such a situation, we may have to use some of the new shares for which we are seeking authorization.

For example, our Series B Convertible Preferred Stock is convertible into common stock based on the lowest market price of the common stock in the five trading days prior to each conversion. At March 31, 1999, we had outstanding $4,381,000 of Series B Convertible Preferred Stock. If all these shares were converted at an average price of $10.00 per share, then we would issue a total of 438,100 shares of common stock; if the average price were $6.00 we would issue 730,166 shares and if the average price were $4.00 we would issue 1,095,250 shares of common stock.

Similarly we have issued shares of common stock with certain adjustment rights. In those cases, we may be required to issue additional shares of common stock (or in some cases warrants to purchase additional shares of common stock) if the market price of our common stock is less than a specified target value for certain measurement periods, based on the average closing bid prices prior to certain specified dates. For example, with respect to 800,000 shares of common stock that we sold in September and December 1998, if the market price for the next measurement period ending on May 22, 1999, is $12.00 or higher, we would issue no additional shares; if it were $8.00, we would issue 200,000 additional shares of common stock; and if it were $4.00, we would issue 1,385,365 additional shares of common stock.

We also recently completed a $5 million common stock financing in which the investor has certain adjustment rights over the next two years. As long as the market price is $6.00 or above for the measurement periods, we would not have to issue any additional shares. If, however, the market price were below $6.00 during an applicable measurement period, we would be required to issue additional shares of common stock. For example, if the market price of our common stock were $4.00 for a measurement period, we would be required to issue an additional 555,555 shares of common stock.

Under applicable Nasdaq rules, we may be required to have our shareholders approve these issuances if they were to involve more than 20% of our



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

outstanding shares. Since we believe that these are not likely events, we are not now seeking your approval for such issuances.

For further information about our obligations to issue additional shares we refer you to our Annual Report on Form 10-K for 1998 which accompanied our Proxy Statement. You may wish to review the discussions under the caption "Risk Factors - Additional Shares Issuable By Us Would Dilute Existing Shareholdings and Could Hinder Our Ability to Obtain Additional Financing" on pages 18 and 19, and in Notes 9 and 12 to our Financial Statements, which begin on pages F-12 and F-18, respectively.

WE RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND OUR RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 25 MILLION TO 50 MILLION.

New Proxy Cards.

We have included a new proxy card with a blue stripe with this letter. This proxy card has the same information as the first "all white" proxy card you received with our Proxy Statement.

Q: I have read this letter and I have already voted. What should I do if I do not want to change my vote?

A: If you do not want to change your vote, then you should do nothing. Your prior proxy card will be voted as you originally directed.

Q: What should I do if I want to change my vote?

A: If you have already voted and after reviewing this information you wish to change your vote, then simply revote and mail in the enclosed "blue striped" proxy card. Please do so as soon as possible.

Q: What if I have not voted yet? Which proxy card should I use?

A: If you have not yet voted, please vote as soon as possible. Your vote is important. You may use either proxy card - it does not matter.

Q:  What if I want to wait until the Annual Meeting before voting?

A: We encourage our shareholders to vote now by using the proxy card. If you attend the Annual Meeting and decide to change your vote again, you may do so by simply voting in person at the Annual Meeting. Or you may send a letter revoking your proxy to the Company, addressed to our Secretary, Kenneth W. Johnson.



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

Q: Will you still hold the Annual Meeting at 2:00 p.m. on May 5, 1999, at the Company offices?

A: Yes. We recognize that you are receiving this information shortly before the Annual Meeting. We will continue to hold the Annual Meeting on May 5, 1999 as originally scheduled. We may adjourn the Meeting, however, with respect to these matters in order to provide all our shareholders an opportunity to vote on these matters.

Thank you for your ongoing support of Tera.

                                            Sincerely,

                                            JAMES E. ROTTSOLK
                                            President and Chief
                                            Executive Officer


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







                              TERA COMPUTER COMPANY



                             1999 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----

1.      Purpose                                                                  1
2.      Stock Subject to This Plan                                               1
3.      Administration                                                           1
        3.1    Powers                                                            1
        3.2    Limited Liability                                                 2
        3.3    Securities Exchange Act of 1934                                   2
        3.4    Committee                                                         2
4.      Eligibility                                                              2
5.      Awards                                                                   2
        5.1    Incentive Stock Options                                           3
        5.2    Non-Qualified Stock Options                                       4
        5.3    Vesting                                                           4
        5.4    Transferability                                                   4
        5.5    Termination of Options                                            5
        5.6    Exercise                                                          7
        5.7    Foreign Qualified Grants                                          8
        5.8    Corporate Mergers, Acquisitions, Etc.                             8
        5.9    Holding Period                                                    8
        5.10   Option Agreements                                                 8
6.      Adjustments Upon Changes in Capitalization                               9
        6.1    Stock Splits, Capital Stock Adjustments                           9
        6.2    Effect of Merger, Sale of Assets, Liquidation or Dissolution      9
        6.3    Fractional Shares                                                10
        6.4    Determination of Board to Be Final                               10

7.      Securities Regulations                                                  10
        7.1    Compliance with Law                                              10
        7.2    Investment Purpose                                               10
8.      Amendment and Termination                                               11
        8.1    Plan                                                             11
        8.2    Options                                                          11
        8.3    Automatic Termination                                            11
9.      Miscellaneous                                                           12
        9.1    Time of Granting Options                                         12
        9.2    No Status as Shareholder                                         12
        9.3    Status as an Employee                                            12
        9.4    Reservation of Shares                                            12
10.     Effectiveness of This Plan                                              12

                                                                       EXHIBIT A

                              TERA COMPUTER COMPANY

                             1999 STOCK OPTION PLAN

1. Purpose. The purpose of the 1999 Stock Option Plan (the "Plan") is to enable Tera Computer Company (the "Company") to attract, reward and retain the services or advice of the Company's current or future employees, officers, directors, agents and consultants, and to provide added incentives to them by encouraging stock ownership in the Company.

2. Stock Subject to This Plan. Subject to adjustment as provided below and in
Section 6 hereof, the stock subject to this Plan shall consist of shares of the Company's common stock (the "Common Stock"), and the total number of shares of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 3,000,000 shares, as such Common Stock was constituted on the effective date of this Plan. If any option granted under this Plan shall expire, be surrendered, exchanged for another option, cancelled or terminated for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such surrendered, cancelled or terminated options. Shares issued upon exercise of options granted under this Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Board.

3. Administration. This Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may suspend, amend or terminate this Plan as provided in Section 8.

        3.1 Powers. Subject to the specific provisions of this Plan, the Board shall have the authority, in its discretion from time to time: (a) to grant the stock options described in Section 5, including Incentive Stock Options and Non-Qualified Stock Options, and to designate each option granted as an Incentive Stock Option or a Non-Qualified Stock Option; (b) to determine, in accordance with Section 5.1(f) of this Plan, the fair market value of the shares of Common Stock subject to options; (c) to determine the exercise price per share of options; (d) to determine the Optionees (as defined herein) to whom, and the time or times at which, options shall be granted and the number of shares of Common Stock to be represented by each option; (e) to interpret this Plan; (f) to prescribe, amend and rescind rules and regulations relating to this Plan; (g) to determine the terms and provisions of each option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each option; (h) to reduce the exercise price per share of outstanding and unexercised options; (i) to defer, with the consent of the Optionee, or to accelerate the exercise date of any option; (j) to waive or modify any term or provision contained in any option applicable to the underlying shares of Common Stock; (k) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an option previously granted by the Board; (l) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any stock option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; and (m) to make all other determinations deemed necessary or advisable for the administration of this Plan. The interpretation and construction by the Board of any terms or provisions of this Plan, any option issued hereunder or of any rule or regulation promulgated in connection herewith and all actions taken by the Board shall be conclusive and binding on all interested parties. The Board may delegate administrative functions to individuals who are officers or employees of the Company.

        3.2 Limited Liability. No member of the Board or officer of the Company shall be liable for any action or inaction of the entity or body, or another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the explicit provisions hereof, the Board may act in its absolute discretion in all matters related to this Plan.

        3.3 Securities Exchange Act of 1934. At any time that the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Plan shall be administered by the Board in accordance with Rule 16b-3 adopted under the Exchange Act, as such rule may be amended from time to time.

        3.4 Committee. The Board by resolution may delegate to a committee of the Board consisting of one or more members (the "Committee") any or all authority for administration of the Plan. If a Committee is appointed, all references to the Board of Directors in the Plan shall mean and relate to such Committee, except that only the Board of Directors may amend, modify, suspend or terminate the Plan as provided in Section 8.

4. Eligibility. The Board may award options to any current or future employee, officer, director, agent or consultant of the Company. Any party to whom an option is granted under this Plan is referred to as an "Optionee."

5. Awards. The Board, may take the following actions from time to time, separately or in combination, under this Plan: (a) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to any employee of the Company or its subsidiaries, as provided in Section 5.1 of this Plan; (b) grant options other than Incentive Stock Options ("Non-Qualified Stock Options"), as provided in Section 5.2 of this Plan; (c) grant options to officers, employees and others in foreign jurisdictions, as provided in Section 5.7 of this Plan; and (d) grant options in certain acquisition transactions, as provided in Section 5.8 of this Plan. No person may be granted options to acquire more than 300,000 shares of Common Stock in any fiscal year of the Company.

         5.1 Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

               (a) Incentive Stock Options may be granted under this Plan only to employees of the Company or its subsidiaries, including employees who are directors.

               (b) No employee may be granted Incentive Stock Options under this Plan to the extent that the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under this Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any subsidiary, exceeds $100,000. To the extent that any option designated as an Incentive Stock Option exceeds the $100,000 limit, such option shall be treated as a Non-Qualified Stock Option. In making this determination, options shall be taken into account in the order in which they were granted, and the fair market value of the shares of Common Stock shall be determined as of the time that the option with respect to such shares was granted.

               (c) An Incentive Stock Option may be granted under this Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company (as determined pursuant to the attribution rules contained in Section 424(d) of the Code) only if the exercise price is at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted, as described in Section 5.1(f) of this Plan, and only if the option by its terms is not exercisable after the expiration of five years from the date it is granted.

               (d) Except as provided in Section 5.5 of this Plan, no Incentive Stock Option granted under this Plan may be exercised unless at the time of such exercise the Optionee is employed by the Company or any subsidiary of the Company and the Optionee has been so employed continuously since the date such option was granted.

               (e) Subject to Sections 5.1(c) and 5.1(d) of this Plan, Incentive Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

               (f) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares shall be the closing price per share of the Common Stock on the date of grant as reported on a securities quotation system or stock exchange or other principal market for the Common Stock. If such shares are not so reported or listed, the Board shall from time to time determine the fair market value of the shares of Common Stock in its discretion.

               (g) The provisions of clauses (b) and (c) of this Section shall not apply if either the applicable sections of the Code or the regulations thereunder are amended so as to change or eliminate such limitations or to permit appropriate modifications of those requirements by the Board.

        5.2 Non-Qualified Stock Options. Non-Qualified Stock Options shall be subject to the following terms and conditions:

               (a) The exercise price may be more or less than or equal to the fair market value of the shares of Common Stock covered by the Non-Qualified Stock Option on the date the option is granted, and the exercise price may fluctuate based on criteria determined by the Board. The fair market value of shares of Common Stock covered by a Non-Qualified Stock Option shall be determined by the Board, as described in Section 5.1(f).

               (b) Unless otherwise established by the Board, any Non-Qualified Stock Option shall terminate 10 years after the date it is granted.

        5.3 Vesting. To ensure that the Company will achieve the purposes of and receive the benefits contemplated in this Plan, the Board, at its discretion, may establish a vesting schedule, change such vesting schedule or provide for no vesting schedule for options granted under the Plan. In establishing a vesting schedule, the Board may set a "Base Date", meaning a reference date for the specific option grant and Optionee. If no Base Date is established by the Board for a specific option grant, then the date of grant of the option by the Board shall constitute the Base Date.

        5.4 Transferability. Each option granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order. The foregoing notwithstanding, the Board on conditions it determines may permit the transferability of a Non-Qualified Stock Option by an Optionee solely to members of the Optionee's family members or to one or more trusts or partnerships for the benefit of such family members. Any purported transfer or assignment in violation of this provision shall be void.

        5.5    Termination of Options.

               5.5.1 Generally. Unless otherwise determined by the Board or specified in the Optionee's Option Agreement, if the Optionee's employment or service with the Company terminates for any reason other than for cause, resignation, retirement, disability or death, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee's option which was exercisable at the time of such termination of employment or service (provided the conditions of Section
5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option).

               5.5.2  For Cause; Resignation.

               (a) If an Optionee is terminated for cause or resigns in lieu of dismissal, any option granted hereunder shall be deemed to have terminated as of the time of the first act which led or would have led to the termination for cause or resignation in lieu of dismissal, and such Optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of such option, and any such exercise shall be null and void. Termination for "cause" shall include (i) the violation by the Optionee of any reasonable rule or policy of the Board of Directors or the Optionee's superiors or the chief executive officer or the President of the Company that results in damage to the Company or which, after notice to do so, the Optionee fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the Optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an Optionee which has an adverse impact on the Company or which constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; or (vi) the Optionee's performing services for any other company or person which competes with the Company while he or she is employed by or provides services to the Company, without the prior written approval of the Chairman or President of the Company. "Resignation in lieu of dismissal" shall mean a resignation by an Optionee of employment with or service to the Company if (i) the Company has given prior notice to such Optionee of its intent to dismiss the Optionee for circumstances that constitute cause, or (ii) within two months of the Optionee's resignation, the Chairman or President of the Company or the Board of Directors determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause.

               (b) If an Optionee resigns from the Company, the right of the Optionee to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the Chairman or the President of the Company or the Board of Directors determines otherwise in writing. Thereafter, unless there is a determination that the Optionee resigned in lieu of dismissal, the option may be exercised at any time prior to the earlier of
(i) the expiration date of the option (which shall have been similarly suspended) or (ii) the expiration of three months after the date of resignation, for that portion of the Optionee's option which was exercisable at the time of such resignation (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

               5.5.3 Retirement. Unless otherwise determined by the Board, if an Optionee's employment or service with the Company is terminated with the Company's approval for reasons of age, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the option or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the Optionee's option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

               5.5.4 Disability. Unless otherwise determined by the Board, if an Optionee's employment or relationship with the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Code), the Option may be exercised at any time prior to the earlier of (a) expiration date of the Option or (b) the expiration of 12 months after the date of such termination for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

               5.5.5 Death. Unless otherwise determined by the Board, in the event of the death of an Optionee while employed by or providing service to the Company, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option or (b) the expiration of 12 months after the date of death by the person or persons to whom such Optionee's rights under the option shall pass by the Optionee's will or by the applicable laws of descent and distribution for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

               5.5.6 Extension of Exercise Period. The Board, at the time of grant or at any time thereafter, may extend the three-month and 12-month exercise periods to any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board may determine;

provided, that any extension of the exercise period or other modification of an Incentive Stock Option shall be subject to the written agreement and acknowledgment by the Optionee that the extension or modification disqualifies the option as an Incentive Stock Option.

               5.5.7 Failure to Exercise Option. To the extent that the option of any deceased Optionee or of any Optionee whose employment or service terminates is not exercised within the applicable period, all rights to purchase shares of Common Stock pursuant to such options shall cease and terminate.

                5.5.8 Leaves. For purposes of this Section 5.5, with respect to Incentive Stock Options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Board) in accordance with the policies of the Company.

        5.6    Exercise.

               5.6.1 Procedure. Subject to the provisions of Section 5.3 above, each Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased upon any exercise of any Option granted hereunder and that only whole shares will be issued pursuant to the exercise of any Option (the number of 100 shares shall not be changed by any transaction or action described in Section 6 unless the Board determines that such a change is appropriate). Options shall be exercised by delivery to the Secretary of the Company or his or her designated agent of written notice of the number of shares with respect to which the Option is exercised, together with payment in full of the exercise price.

               5.6.2 Payment. Payment of the option exercise price shall be made in full at the time the written notice of exercise of the option is delivered to the Secretary of the Company or his or her designated agent and shall be in cash or check or pursuant to irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the appropriate exercise price and withholding tax obligations, all in accordance with applicable governmental regulations, for the shares of Common Stock being purchased. The Board may determine at the time the option is granted for Incentive Stock Options, or at any time before exercise for Non-Qualified Stock Options, that additional forms of payment will be permitted, including without limitation full recourse promissory notes. In addition, with the prior consent of the Board, an Optionee may deliver previously owned shares of Common Stock or apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

               5.6.3 Withholding. Prior to the issuance of shares of Common Stock upon the exercise of an option, the Optionee shall pay to the Company the amount of any applicable federal, state or local tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the Optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

               5.6.4 Conditions Precedent to Exercise. The Board may establish conditions precedent to the exercise of any option, which shall be described in the relevant Option Agreement.

        5.7 Foreign Qualified Grants. Options under this Plan may be granted to officers and employees of the Company and other persons described in Section 4 who reside in foreign jurisdictions as the Board may determine from time to time. The Board may adopt such supplements to the Plan as are necessary to comply with the applicable laws of such foreign jurisdictions and to afford Optionees favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement on terms which are more beneficial to such Optionees than the terms permitted by this Plan.

        5.8 Corporate Mergers, Acquisitions, Etc. The Board may also grant options under this Plan having terms, conditions and provisions that vary from those specified in this Plan provided that such options are granted in substitution for, or in connection with the assumption of, existing options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.

        5.9 Holding Period. Unless otherwise determined by the Board, if a person subject to Section 16 of the Exchange Act exercises an option within six months of the date of grant of the option, the shares of Common Stock acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

        5.10 Option Agreements. Options granted under this Plan shall be evidenced by written stock option agreements ("Option Agreements") which shall contain such terms, conditions, limitations and restrictions as the Board shall deem advisable and which are consistent with this Plan. All Option

Agreements shall include or incorporate by reference the applicable terms and conditions contained in this Plan.

6. Adjustments Upon Changes in Capitalization.

        6.1 Stock Splits, Capital Stock Adjustments. The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment.

        6.2 Effect of Merger, Sale of Assets, Liquidation or Dissolution.

               6.2.1 Termination Unless Assumption or Substitution. Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any option theretofore granted hereunder shall terminate, unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options, with new options covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options granted under it, or the new options substituted therefor, shall continue in the manner and under the terms so provided.

               6.2.2 Exercise and Vesting. If provision is not made pursuant to the preceding Section 6.2.1 in connection with such a transaction for the continuance of the Plan and for the assumption of options, or the substitution for such options of new options covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each Optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to exercise the option for the full number of shares covered thereby, including any portion not yet vested (provided that the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).



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

        6.3 Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

        6.4 Determination of Board to Be Final. All adjustments under this
Section 6 shall be made by the Board of Directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made, if possible, in such a manner so as not to constitute a "modification," as defined in Section 424(h) of the Code, and so as not to cause the Optionee's Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

7. Securities Regulations.

        7.1 Compliance with Law. Shares of Common Stock shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions and the requirements of any quotation service or stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability with respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        7.2 Investment Purpose. As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of Common Stock on the official stock books and records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK THEREUNDER.

8. Amendment and Termination.

        8.1 Plan. The Board of Directors may at any time suspend, amend or terminate this Plan, provided that, except as set forth in Section 6, the approval of the Company's shareholders is necessary within 12 months before or after the adoption by the Board of Directors of any amendment that will:

               (a) increase the number of shares of Common Stock that are to be reserved for the issuance of options under this Plan;

               (b) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under this Plan; or

               (c) require shareholder approval under applicable law, including
Section 16(b) of the Exchange Act, and the regulations of any securities market or exchange on which the Common Stock is then listed for trading or quotation.

        8.2 Options. Subject to the requirements of Section 422 of the Code with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Board may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such a manner so as not to constitute a "modification," as defined in Section 424(h) of the Code, and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Section 422(b) of the Code.

        8.3 Automatic Termination. Unless sooner terminated by the Board of Directors, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option theretofore granted under this Plan.

9. Miscellaneous.

        9.1 Time of Granting Options. The date of grant of an option shall, for all purposes, be the date on which the Company completes the required corporate action relating to the grant of an option; the execution of an Option Agreement and the conditions to the exercise of an option shall not defer the date of grant.

        9.2 No Status as Shareholder. Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares of Common Stock issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised and the issuance (as evidenced by the appropriate entry on the books of the Company or duly authorized transfer agent of the Company) of the stock certificate evidencing such shares.

        9.3 Status as an Employee. Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ of the Company, or to interfere in any way with the right of the Company to terminate his or her employment or other relationship with the Company at any time.

        9.4 Reservation of Shares. The Company, during the term of this Plan, at all times will reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan.

10. Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the Company's shareholders any time within 12 months after the adoption of this Plan. No option granted under this Plan to any officer or director of the Company shall become exercisable, however, until the Plan is approved by the shareholders, and any options granted prior to such approval shall be conditioned upon and are subject to such approval.

        Adopted by the Board of Directors as of February 3, 1999, and approved by the Shareholders as of ________, 1999.